Exhibit 5.1

[LETTERHEAD OF HOGAN & HARTSON LLP]

March 30, 2007

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

Ladies and Gentlemen:

We are acting as counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with its Registration Statement on Form S-4 (Reg. No. 333-141448), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance by the Company of the respective numbers and series of common shares of beneficial interest, par value $0.10 per share (“Common Shares”), equity shares of beneficial interest, $0.01 par value per share (“Equity Shares”), and preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”), including Preferred Shares that may be issued in the form of depositary shares (“Depositary Shares”) evidenced by depositary receipts (“Depositary Receipts”), in each case, as set forth on Annex A hereto, upon consummation of the Company’s proposed acquisition by merger (the “Merger”) of Public Storage, Inc. This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For the purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement;

2.	An executed copy of the Agreement and Plan of Merger dated as of March 19, 2007, among the Company and Public Storage, Inc. (the “Merger Agreement”), and the form of Articles of Merger (the “Merger Articles”) to be filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) to consummate the Merger;

3.	The form of Articles of Amendment and Restatement of Declaration of Trust of the Company (the “Declaration of Trust”);

4.	The form of Bylaws of the Company (the “Bylaws”);

5.	The forms of articles supplementary classifying the Equity Shares to be issued upon consummation of the Merger (the “Equity Shares Articles”);

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March 30, 2007

6.	The forms of articles supplementary classifying the Preferred Shares to be issued upon consummation of the Merger (the “Preferred Shares Articles” and, together with the Equity Shares Articles, the “Articles Supplementary”);

7.	The form of the Deposit Agreement relating to the Depositary Shares evidenced by Depositary Receipts (the “Deposit Agreement”) to be issued upon consummation of the Merger;

8.	Resolutions adopted March 16, 2007 by the sole trustee and sole shareholder of the Company relating to, among other things, approval and adoption of the Merger Agreement, reservation for issuance of the Shares upon consummation thereof, the filing of the Registration Statement and arrangements in connection therewith; and

9.	A Certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed the Shares will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company with respect to the Depositary Shares and Depositary Receipts may be dependent upon such matters, we assume for purposes of this opinion that the depositary under the Deposit Agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such depositary is duly qualified to engage in the activities contemplated by the Deposit Agreement; that the Deposit Agreement has been duly authorized, executed and delivered by such depositary and will constitute the legal, valid and binding obligation of such depositary enforceable against such depositary in accordance with its terms; that such depositary is in compliance with respect to performance of its obligations under the Deposit Agreement, with all applicable laws and regulations; and that such depositary has the requisite organizational and legal power and authority to perform its obligations under the Deposit Agreement.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, (the “Maryland REIT Law”) and applicable provisions of the Maryland General Corporation Law, as amended (the “MGCL”), and (ii) as to the opinions given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of New York). As used herein, the terms “Maryland

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March 30, 2007

REIT Law” and “MGCL” include the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) the effectiveness of the Registration Statement, (ii) the filing with the SDAT of (x) the Declaration of Trust, (y) the Articles Supplementary and (z) the Merger Articles, (iii) the execution and delivery by the Company and the depositary named therein of the Deposit Agreement, and (iv) the effectiveness under Maryland law of the merger (as described in the Registration Statement):

(a) when issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable; and

(b) when issued in accordance with the terms of the Merger Agreement, and upon due countersignature thereof and issuance against deposits of the respective Equity Shares and Preferred Shares in accordance with the Deposit Agreement, the Depositary Receipts evidencing the Depositary Shares will be validly issued and entitle the holders thereof to the rights specified in such Depositary Receipts and Deposit Agreement.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed in paragraph (b) above are also subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Depositary Receipts and Depositary Shares are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

ANNEX A

Class or Series of Shares to be Issued	Number to be Issued
Common shares, par value $0.10 per share (2)	186,653,080

Depositary Shares Representing 1/1,000 of a 7.500% Cumulative Preferred Share, Series V, $.01 par value	6,900,000

Depositary Shares Representing 1/1,000 of a 6.500% Cumulative Preferred Share, Series W, $.01 par value	5,300,000

Depositary Shares Representing 1/1,000 of a 6.450% Cumulative Preferred Share, Series X $.01 par value	4,800,000

Depositary Shares Representing 1/1,000 of a 6.250% Cumulative Preferred Share, Series Z, $.01 par value	4,500,000

Depositary Shares Representing 1/1,000 of a 6.125% Cumulative Preferred Share, Series A, $.01 par value	4,600,000

Depositary Shares Representing 1/1,000 of a 7.125% Cumulative Preferred Share, Series B, $.01 par value	4,350,000

Depositary Shares Representing 1/1,000 of a 6.600% Cumulative Preferred Share, Series C, $.01 par value	4,600,000

Depositary Shares Representing 1/1,000 of a 6.180% Cumulative Preferred Share, Series D, $.01 par value	5,400,000

Depositary Shares Representing 1/1,000 of a 6.750% Cumulative Preferred Share, Series E, $.01 par value	5,650,000

Depositary Shares Representing 1/1,000 of a 6.450% Cumulative Preferred Share, Series F, $.01 par value	8,000,000

Depositary Shares Representing 1/1,000 of a 7.000% Cumulative Preferred Share, Series G, $.01 par value	4,000,000

Depositary Shares Representing 1/1,000 of a 6.950% Cumulative Preferred Share, Series H, $.01 par value	4,200,000

Depositary Shares Representing 1/1,000 of a 7.250% Cumulative Preferred Share, Series I, $.01 par value	20,700,000

Depositary Shares Representing 1/1,000 of a 7.250% Cumulative Preferred Share, Series K, $.01 par value	18,400,000

Depositary Shares Representing 1/1,000 of a 6.750% Cumulative Preferred Share, Series L, $.01 par value	9,200,000

Depositary Shares Representing 1/1,000 of a 6.625% Cumulative Preferred Share, Series M, $.01 par value	20,000,000

Depositary Shares Representing 1/1,000 of an Equity Share of Beneficial Interest, Series A, $.01 par value	8,740,766

Equity Shares of Beneficial Interest, Series AAA, $.01 per value	4,289,544

6.850% Cumulative Preferred Shares, Series Y $0.01 par value	1,600,000